Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 17, 2023, relating to the consolidated financial statements of PARTS iD, Inc. (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2022, which included an explanatory paragraph related to substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ WithumSmith+Brown, PC

Princeton, NJ

July 28, 2023